EXHIBIT 99.1

VASCO Reports Results for Fourth Quarter and Full-Year 2006

Revenues increased 44% over fourth quarter and 39% over full-year 2005 on a record number of Digipass products shipped. Operating income increased 66% over fourth quarter and 73% over full-year 2005. Both revenue and operating income for the quarter and full-year are the best in the Company’s history. Financial results for the periods ended December 31, 2006 and guidance for full-year 2007 to be discussed on conference call today at 10:00 a.m. E.S.T.

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, February 20, 2007—VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), today reported financial results for the fourth quarter and full-year ended December 31, 2006.

Revenues for the fourth quarter of 2006 increased 44% to $25.2 million from $17.5 million in 2005 and, for the full-year 2006, increased 39% to $76.1 million from $54.6 million in 2005.

Net income available to common shareholders for the fourth quarter of 2006 was $5.1 million, or $0.13 per diluted share and compares to $3.0 million, or $0.08 per diluted share in 2005. Net income available to common shareholders for the full-year 2006 was $12.6 million, or $0.33 per diluted share compared to income of $7.7 million, or $0.21 per diluted share in 2005.

Financial Highlights:

•

Gross profit was $17.6 million or 70% of revenue for the fourth quarter and $51.7 million or 68% of revenue for the full-year 2006. Gross profit was $11.0 million or 63% of revenue for the fourth quarter and $34.4 million or 63% of revenue for the full-year 2005.

•

Operating expenses for the fourth quarter and full-year 2006 were $10.6 million and $32.8 million, respectively, an increase of 56% from $6.8 million reported for the fourth quarter 2005 and an increase of 39% from $23.5 million reported for the full-year 2005.

•

Operating income for the fourth quarter and full-year 2006 was $7.0 million and $18.9 million, respectively, an increase of $2.8 million, or 66%, from $4.2 million reported for the fourth quarter of 2005 and an increase of $8.0 million, or 73%, from the $11.0 million reported for the full-year 2005. Operating income as a percentage of revenue for the fourth quarter and full-year 2006 was 27.8% and 24.9%, respectively, compared to 24.0% and 20.0% for the comparable periods in 2005.

•	Net income for the fourth quarter and full-year 2006 was $5.1 million and $12.6 million, respectively, and compares to $3.0 million and $7.7 million reported for the same periods in 2005.

•	Earnings before interest, taxes, depreciation and amortization was $7.6 million and $19.8 million for the fourth quarter and for the full-year 2006, respectively, an increase of 70%

from $4.5 million reported for the fourth quarter of 2005 and an increase of 58% from $12.5 million reported for the full-year 2005.

•

Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2006 totaled $12.6 million compared to $20.4 million and $14.0 million at September 30, 2006 and December 31, 2005, respectively.

Operational and Other Highlights:

•

VASCO won 470 new customers in Q4 2006 (95 banks and 375 Enterprise Security customers) and 1,553 for full-year 2006. Year-to-date new customers include 233 new banks and 1,320 Enterprise Security customers.

•

VASCO shipped approximately 3.8 million Digipasses in the fourth quarter and 11.2 million for the full-year 2006, an increase of 57% and 52%, respectively, over the number of Digipasses shipped in the same periods of 2005.

•	Aruba Bank Secures Retail Customers with VASCO’s Digipass 260

•	VASCO Acquires Unified Threat Management Appliance Vendor Able N.V.

•	Los Alamos National Bank (US) Selects VASCO’s Digipass 260 and GO3 to Secure its Corporate Clients

•	IXE Banco (Mexico) to Use Digipass for Java Phone and Digipass GO3 for Retail Banking

•	VDK Spaarbank (Belgium) Selects Digipass 810 for Retail banking and E-Commerce

•	VASCO Launches Digipass 905, a USB Connected Desk-Top Smart Card Reader/Writer for Electronic Banking, Internet Security, Loyalty and PKI Applications

•	VASCO Strengthens Enterprise Security Offerings with VACMAN Middleware 3.0

•	VASCO Launches Digipass GO5 and GO6 Strong Authentication Devices

Guidance for full-year 2007:

VASCO is providing guidance for the full-year 2007 as follows:

•	Revenue growth of 35% to 45% for the full-year 2007 over full-year 2006,

•	Gross margins as a percentage of revenue for full-year 2007 are projected to be in the range of 60% to 68%, and

•	Operating margins as a percentage of revenue for full-year 2007 are projected to be 18% to 25% as reported in accordance with Generally Accepted Accounting Principles.

“Our strategy of being the full-option, all-terrain, authentication company, which was announced at the beginning of 2006, was well received by the market as evidenced by our strong fourth quarter and full-year 2006 results,” said Ken Hunt, VASCO’s CEO and Chairman. “Throughout 2006, we continued to expand the capabilities of our VACMAN platform and we added new Digipass authentication products that would seamlessly interface with that platform. As announced in January 2007, our strategy is to continue to build on the success of 2006 by continuing to expand the capabilities of that platform. Under our DigipassPlus strategy, VACMAN and Digipass authentication products remain the central point in a customer’s network and applications and we will continue to add related products, technologies and services.”

“The results of the fourth quarter showed the increasing strength of our products and the leverage in our business model,” said Jan Valcke, VASCO’s President and COO. “The strength of our products was demonstrated in the fourth quarter as we achieved record levels of revenue by shipping record levels of Digipass products. The leverage in our business model was also evident as our operating income was nearly 28% of revenue in the quarter. We are also seeing continuing strong demand for our products into 2007. Our current backlog for orders to be shipped in Q1 2007 is $23.6 million, an increase of $10.8 million or 84% from the backlog for Q1 2006. The current backlog is $9.9 million or 72% higher than our results for the full first quarter of 2006.”

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to be strong as a result of the strong operating performance. Net cash balances, cash and cash equivalents less bank borrowings, decreased $7.8 million or 38% from September 30, 2006 reflecting our purchase of Able N.V., which was funded fully by our existing cash balances, and our increased investment in receivables and inventory. At December 31, 2006, our working capital was $22.1 million, an increase of 35% from $16.3 million at the end of 2005. Working capital decreased by $2.0 million or 9% from September 30, 2006 as a result of the acquisition of Able N.V. Days Sales Outstanding (DSO) in net accounts receivable increased to approximately 72 days at December 31, 2006 from 66 days at September 30, 2006 due in large part to the significant amount of shipments in the month of December.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 20, 2006, at 10:00 a.m. EST—16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the Fourth Quarter and Full-year 2006.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada:	+1 888 693 3477
International:	+1 973 582 2710

And mention access code number 8408621 or mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net revenues	$25,153	$17,519	$76,062	$54,579
Cost of goods sold	7,548	6,484	24,359	20,141

Gross profit	17,605	11,035	51,703	34,438
Operating costs:
Sales and marketing	6,469	4,525	19,482	14,784
Research and development	1,905	964	5,529	3,579
General and administrative	1,993	1,351	7,157	4,556
Restructuring recovery	—	(172)	—	(172)
Amortization of purchased intangible assets	254	160	593	738

Total operating costs	10,621	6,828	32,761	23,485

Operating income	6,984	4,207	18,942	10,953

Impairment of investment in Secured Services, Inc.	—	—	(600)	—
Interest income, net	105	37	121	69
Other income (expense), net	43	(6)	178	506

Income before income taxes	7,132	4,238	18,641	11,528
Provision for income taxes	2,036	1,276	6,054	3,827

Net income	5,096	2,962	12,587	7,701

Preferred stock dividends	—	—	—	(14)

Net income available to common shareholders	$5,096	$2,962	$12,587	$7,687

Net income per share
Basic	$0.14	$0.08	$0.35	$0.22

Diluted	$0.13	$0.08	$0.33	$0.21

Weighted average common shares outstanding:
Basic	36,347	36,089	36,230	35,429

Diluted	37,970	37,789	37,769	37,244

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

UNAUDITED

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$14,768	$17,143
Accounts receivable, net of allowances for doubtful accounts	19,617	12,083
Inventories, net	4,275	1,570
Prepaid expenses	1,295	726
Deferred income taxes	375	117
Other current assets	990	540

Total current assets	41,320	32,179

Property and equipment, net	3,802	982
Intangible assets, net	3,013	1,054
Goodwill	12,685	6,665
Investment in and notes receivable from Secured Services, Inc.	—	600
Deferred income taxes	465	—
Other assets	1,361	25

Total assets	$62,646	$41,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,579	$4,753
Bank borrowings	2,154	3,173
Deferred revenue	2,557	1,765
Accrued wages and payroll taxes	3,176	2,329
Income taxes payable	920	1,547
Other accrued expenses	2,876	2,287

Total current liabilities	19,262	15,854

Deferred warranty reserves	302	256
Deferred compensation	356	—
Deferred tax liability	520	—

Stockholders’ equity:
Common stock	37	36
Additional paid-in capital	61,251	59,625
Deferred compensation	—	(404)
Accumulated deficit	(20,398)	(32,984)
Accumulated other comprehensive income (loss) - cumulative translation adjustment	1,316	(878)

Total stockholders’ equity	42,206	25,395

Total liabilities and stockholders’ equity	$62,646	$41,505

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Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to net income;

In Thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
EBITDA	$7,571	$4,456	$19,762	$12,536

Interest income, net	105	37	121	69
Provision for income taxes	(2,036)	(1,276)	(6,054)	(3,827)
Depreciation and amortization	(544)	(255)	(1,242)	(1,077)

Net income	$5,096	$2,962	$12,587	$7,701

We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

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About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO’s user authentication software is delivered via its Digipass software security products. With approximately 32 million Digipass licenses sold and delivered, VASCO has established itself as a world-leader for strong User Authentication with approximately 650 international financial institutions and approximately 3,600 corporations and governments located in more than 100 countries.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com

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